Prospectus Supplement No. 1 dated May 10, 2004 (To Prospectus dated May 7, 2004)	Filed pursuant to Rule 424(b)(3) Registration No. 333-114652

GrafTech International Ltd.
1 5/8% Convertible Senior Debentures
and
Common Stock Issuable Upon Conversion of the Debentures

        The prospectus dated May 7, 2004, relating to the resale by certain holders of up to $225,000,000 aggregate principal amount of our 1 5/8% Convertible Senior Debentures and shares of our common stock issuable upon conversion thereof, is hereby supplemented to include additional security holders, or update information on security holders previously listed, in the table set forth under “Selling Security Holders” beginning on page 33 of the prospectus.

	Securities Beneficially Owned and Offered Hereby(a)(b)		Percentage of Outstanding Securities
Name	Principal Amount of Debentures(j)	Shares of Common Stock(c)	Principal Amount of Debentures(d)	Shares of Common Stock(e)
Allstate Insurance Company(h)	$1,000,000	60,314	*	*
Bancroft Convertible Fund, Inc.	1,000,000	60,314	*	*
Citigroup Global Markets Limited(h)	7,030,000	424,005	3.12%	*
Citigroup Global Markets Inc.(f)	1,500,000	90,470	*	*
Deutsche Bank Securities Inc.(f)	15,875,000	957,478	7.06%	*
Ellsworth Convertible Growth and Income Fund, Inc.	1,000,000	60,314	*	*
Grace Convertible Arbitrage Fund, Ltd.(h)	4,000,000	241,254	1.78%	*
Man Convertible Master Fund, Ltd.	1,586,000	95,657	*	*
St. Thomas Trading, Ltd.(h)	2,414,000	145,597	1.07%	*
Wachovia Securities International LTD.(f)	7,880,000	475,271	3.50%	*

* Less than 1%.

(a)	Since the selling security holders may offer all or some of their Debentures or shares of our common stock issued upon conversion thereof pursuant to the prospectus (as supplemented), we have assumed for purposes of this table that the selling security holders will sell all of their Debentures and shares of our common stock issued upon conversion thereof pursuant to the prospectus (as supplemented).

(b)	Each selling security holder has informed us that it does not beneficially own any Debentures or shares of our common stock other than those listed in this table. We have also assumed, for purposes of this table, that transferees, pledges, donees or successors of each such holder will not beneficially own any Debentures or shares of our common stock other than those listed in this table.

(c)	Assumes conversion of all of the selling security holder’s Debentures at an initial conversion rate of 60.3136 shares of our common stock per $1,000 principal amount of Debentures. This conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rate Adjustments” in the prospectus. As a result, the number of shares of our common stock issuable upon conversion may increase or decrease in the future. Fractional shares will not be issued upon conversion. Payment of cash will be made instead of issuance of fractional shares, if any.

(d)	Based on $225,000,000 aggregate principal amount of Debentures outstanding as of April 19, 2004.

(e)	Based on 97,738,377 shares of our common stock outstanding as of March 31, 2004. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of that particular holder’s Debentures, and did not assume conversion of any other holder’s Debentures. In calculating the total percentage, we treated as outstanding the number of shares of our common stock issuable upon conversion of the aggregate principal amount of Debentures outstanding as of April 19, 2004.

(f)	This selling security holder has informed us that it is a broker-dealer.

(h)	This selling security holder has informed us that it is affiliated with a broker-dealer.

(j)	The total principal amount of debentures held by selling security holders listed in the prospectus and this prospectus supplement is more than $225,000,000 because certain of the selling security holders may have transferred Debentures pursuant to Rule 144A or otherwise reduced their position prior to selling their Debentures under the prospectus (as supplemented). The maximum principal amount of debentures that may be sold under this prospectus will not exceed $225,000,000.